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                                                                      EXHIBIT 99


FOR:       THE SPORTSMAN'S GUIDE
           411 Farwell Avenue
           South Saint Paul, Minn.  55075
           NASDAQ NMS: SGDE

CONTACT:   William P. Bartkowski                      FOR IMMEDIATE RELEASE
           612-344-1012

                 THE SPORTSMAN'S GUIDE, INC. ANTICIPATES RECORD
               SALES AND EARNINGS FOR FOURTH QUARTER AND THE YEAR

  Recent Acquisition of The Golf Warehouse and Growth in The Sportsman's Guide
         Business Drive Anticipated Results Above Most Recent Guidance

SOUTH ST. PAUL, MINN. (1/20/05) - The Sportsman's Guide, Inc. (NASDAQ NMS: SGDE) today announced that it expects to report results for the quarter and year ended December 31, 2004 above most recent guidance and at the high end of current consensus estimates. For the quarter the Company now anticipates reporting total consolidated sales in the range of $92 to $93 million and earnings per share in the range of $0.83 to $0.85. This would compare to fourth quarter 2003 results of $71.7 million in sales and earnings of $0.71 per share. For the year, the Company expects consolidated sales in the range of $232 to $233 million and earnings per share in the range of $1.40 to $1.42. This would compare to the total year 2003 results of $194.7 million in sales and earnings of $1.16 per share. Consensus estimates for 2004 were for sales of $229 million and for earnings of $1.41 per share.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "Once again we expect to report a year significantly above last year. These results are due to the strong performance of The Golf Warehouse, acquired in late June of 2004, and the continued growth of The Sportsman's Guide. Internet-related sales at The Sportsman's Guide were in excess of 42%, compared to 36% one year ago. As a result of the strong fourth quarter, we should end the year with approximately $9 million of cash and long-term bank debt of $5 million."

         Company officials also noted that the fourth quarter of 2004 included 14 weeks of activity, compared to 13 weeks one year ago. This additional week resulted in approximately $4 million of incremental sales with minimal effect on net earnings in the quarter or for the year.


                                    - MORE -


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         The Company expects to announce the final results for the year toward the end of February, following the completion of the annual audit. It will also hold a conference call at that time. The date of the announcement and conference call will be released in mid February.

         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. On June 29, 2004 the Company acquired The Golf Warehouse, TGW.com, the Wichita, Kansas-based leading online and catalog retailer of golf equipment, apparel and accessories. The Company's e-commerce websites include www.sportsmansguide.com, www.bargainoutfitters.com and www.TGW.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.

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This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs.